Exhibit 4.1

GENERAC HOLDINGS INC.

EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated Effective August 7, 2014)

1.     Purpose. The purpose of this Plan is to provide eligible employees of the Company and its Participating Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or other permitted contributions. Except as provided in Section 27, the Company intends that the Plan will qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, and accordingly the Plan shall be construed consistently with such intent.

2.     Definitions.

2.1     “Account” shall mean each separate account maintained for a Participant under the Plan, collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Common Stock. A Participant shall be fully vested in his or her Account at all times. The Committee may create special types of Accounts and subaccounts for administrative reasons.

2.2     “Board” shall mean the Board of Directors of the Company.

2.3     “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4     “Committee” shall mean the Compensation Committee of the Board, or any person or committee authorized by the Compensation Committee to administer the Plan pursuant to Section 13.

2.5     “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.6     “Company” shall mean Generac Holdings Inc., a Delaware corporation.

2.7     “Compensation” shall mean all base straight time salary and wages, payments for overtime and shift premiums, but excluding all other forms of compensation, such as annual incentives, commissions and bonuses.

2.8      “Employee” shall mean an individual who renders services to the Company or to a Participating Subsidiary pursuant to an employment relationship with such employer. A person rendering services to the Company or to a Participating Subsidiary purportedly as an independent consultant or contractor, a leased employee or a temporary worker engaged through an employment agency shall not be an Employee for purposes of the Plan.

2.9      “Fair Market Value” of a share of Common Stock on a given day shall be the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange (or such other exchange on which shares of Common Stock are listed) on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported.

2.10     “Grant Date” means the first Trading Day of each Offering Period, as determined by the Committee and announced to eligible Employees.

2.11     “Offering Period” means the one-month period commencing on each Grant Date; provided, however, that (i) the first Offering Period under the Plan shall commence August 7, 2014 and end August 31, 2014 and (ii) the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter or longer Offering Period, not to exceed 27 months in duration.

2.12     “Participant” shall mean an Employee who is participating in this Plan by meeting the eligibility requirements of Section 3 and electing to participate in the Plan in accordance with procedures prescribed by the Company.

2.13     “Participating Subsidiary” shall mean each Subsidiary of the Company that the Committee designates to participate in the Plan from time to time.

2.14      “Plan” shall mean this Generac Holdings Inc. Employee Stock Purchase Plan, as amended from time to time.

2.15     “Purchase Date” shall mean the last Trading Day of each Offering Period.

2.16     “Purchase Price” shall mean an amount equal to a percentage of the Fair Market Value of a share of Common Stock on the Purchase Date, as established by the Committee prior to the commencement of the Offering Period; provided that in no event shall such per share Purchase Price be less than the lesser of 85% of the Fair Market Value of a share of Common Stock (i) on the Grant Date or (ii) on the Purchase Date.

2.17     “Reserves” shall mean the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet purchased pursuant to the Plan.

2.18     “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

2.19     “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.     Eligibility.

3.1     An Employee shall become eligible to participate in the Plan as of the first Grant Date on which he or she first meets all of the following requirements:

3.1.1. The Employee has been continuously employed by the Company or a Subsidiary for a period of at least 90 consecutive days immediately prior to the applicable Grant Date;

3.1.2. As of the applicable Grant Date, the Employee is not a highly compensated employee, within the meaning of Section 414(q) of the Code, who is subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended;

3.1.3. The Employee’s customary period of employment with the Company or a Participating Subsidiary is for twenty (20) or more hours per week; and

3.1.4. The Employee’s customary period of employment with the Company or a Participating Subsidiary is for more than five (5) months in any calendar year.

3.2     Notwithstanding any provisions of the Plan to the contrary, (i) no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent of the Company or any Subsidiary, and (ii) no Participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Participating Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Grant Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the Participant under any such plans is outstanding at any time.

3.3     For purposes of the Plan, eligibility shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, to the extent permitted under Section 423 of the Code.

4.     Offering Periods. The Plan shall be implemented by consecutive Offering Periods, each beginning on a Grant Date specified by the Committee, until suspended or terminated in accordance with Section 19 hereof. The Committee shall have the power to change the duration of Offering Periods (including the Grant Dates applicable thereto) with respect to future offerings without shareholder approval if Participants are notified of such change prior to the scheduled Grant Date.

5.     Participation.

5.1     An eligible Employee may become a Participant in the Plan by making an election, in the manner prescribed by the Company, to contribute a percentage of such Employee’s Compensation to his or her Account through payroll deductions or other contributions permitted by the Committee.

5.2     Payroll deductions for a Participant with respect to an Offering Period shall commence as soon as administratively practicable after the date on which the Participant elects to participate in such Offering Period and shall end on the last pay date in such Offering Period unless sooner terminated by the Participant as provided in Section 10 hereof.

6.     Payroll Deductions.

6.1     At the time a Participant elects to participate in the Plan with respect to an Offering Period, he or she shall elect to have payroll deductions made on each subsequent payday during such Offering Period in an amount, designated as a whole percentage not exceeding 15%, of the Compensation which he or she receives on each such payday. Prior to or during an Offering Period, a Participant may increase or decrease his or her payroll deductions applicable to subsequent paydays during such Offering Period. The maximum number of Shares that can be purchased by a Participant during an Offering Period shall not exceed 250, subject to adjustment pursuant to Section 18.1 and proportionately increased for Offering Periods that are longer than one month. Subject to the limitations set forth herein, the Committee may allow Participants to make contributions under the Plan in a form other than payroll deductions if payroll deductions are not permitted under applicable local law and, with respect to an offering intended to comply with Section 423 of the Code, the Committee determines that such other contributions are permissible under Section 423 of the Code.

6.2     All payroll deductions and other permitted contributions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any contributions or payments to such Account other than through payroll deductions except to the extent expressly permitted by the Committee.

6.3     A Participant’s election under the Plan which is in effect as of the last day of an Offering Period shall continue in effect for the next following Offering Period unless the Participant affirmatively increases or decreases the rate of his or her payroll deductions or other permitted contributions for such subsequent Offering Period pursuant to Section 6.1 or terminates his or her participation for such Offering Period pursuant to Section 10.

6.4     Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions or other permitted contributions may be suspended at any time during any Offering Period. In such case, payroll deductions or other permitted contributions for the next following Offering Period in which the Participant complies with Section 423(b)(8) of the Code and Section 3.2 hereof, shall resume at the rate most recently elected by such Participant, unless changed by the Participant with respect to such Offering Period pursuant to Section 6.1 or terminated by the Participant pursuant to Section 10.

6.5     If a Participant makes a hardship withdrawal from any retirement plan with a cash or deferred arrangement qualified under Section 401(k) of the Code, which plan is sponsored or participated in by the Participant’s employer, such Participant’s payroll deductions or other permitted contributions under the Plan shall be automatically suspended until the Grant Date that begins at least six months after the date of such hardship withdrawal.  The balance of such Participant’s Account shall be applied to purchase shares of Common Stock on the next Purchase Date, except to the extent the participant elects to receive the cash credited to his or her Account in accordance with Section 10.1.  After the expiration of such suspension, the Participant may resume his or her payroll deductions or other permitted contributions in accordance with this Section 6.

6.6     At the time Common Stock is purchased under the Plan pursuant to the exercise of an option, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock acquired upon the exercise of an option. At any time, the Company may, but will not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to the sale or early disposition of Common Stock by the Participant.

7.     Option to Purchase Common Stock. On the Grant Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions and other permitted contributions accumulated during such Offering Period and retained in the Participant’s Account as of the Purchase Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.2, 6.1 and 12 hereof. The purchase of Common Stock shall occur as provided in Section 8, unless the Participant has withdrawn from the Plan pursuant to Section 10, and the option shall expire on the last day of the Offering Period.

8.     Purchase of Common Stock. Unless a Participant withdraws from the Plan as provided in Section 10.1 below, his or her option for the purchase of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full and fractional shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions and other permitted contributions in his or her Account. Any monies left over in a Participant’s Account after the Purchase Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

9.     Issuance or Transfer of Shares. As promptly as practicable after each Purchase Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the Participant to a brokerage account established for the Participant at a Company-designated brokerage firm (a “Brokerage Account”). The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the Brokerage Account until the later of the following two periods: (i) the end of the two-year period measured from the Grant Date for the Offering Period in which the shares were purchased and (ii) the end of the one-year period measured from the Purchase Date for that Offering Period. Such limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms. The foregoing procedures shall not limit in any way the Participant’s right to sell or dispose of the shares deposited to his or her Brokerage Account. Such procedures are designed solely to ensure that any sale of shares prior to the satisfaction of the required holding period is made through the Brokerage Account. However, shares may not be transferred (either electronically or in certificate form) from the Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period. The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

10.     Withdrawal; Termination of Employment.

10.1     During an Offering Period, a Participant may withdraw all but not less than all of the payroll deductions and other contributions credited to his or her Account and not yet used to purchase shares of Common Stock under the Plan by making a withdrawal election in the manner prescribed by the Company; provided, however, that except as provided for in Section 18.3, a Participant may not make such withdrawal election later than 30 days prior to the applicable Purchase Date. Except as provided for in the foregoing sentence, any such withdrawal election shall take effect as soon as administratively practicable after the date of such election. All of the Participant’s payroll deductions and other permitted contributions credited to his or her Account shall be paid to such Participant as soon as administratively practicable after the date of a withdrawal election and such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions or other contributions for the purchase of shares shall be made during the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions or other permitted contributions shall not resume at the beginning of the succeeding Offering Period unless the Participant makes a new enrollment election pursuant to Section 5 of the Plan.

10.2     Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer eligible to participate in the Plan pursuant to Section 3.1, which in either case occurs at least 30 days prior to a Purchase Date, the Participant will be deemed to have elected to withdraw from the Plan and the payroll deductions and other permitted contributions credited to such Participant’s Account shall be returned to the Participant or, in the case of death, to the persons entitled thereto under Section 14, and such Participant’s option shall be automatically terminated. If such termination of employment or change in employment status occurs less than 30 days prior to the Purchase Date, the Participant’s accumulated payroll deductions and other permitted contributions shall remain in the Participant’s Account and shall be applied to purchase shares of Common Stock on the next Purchase Date.

11.     Interest. No interest shall accrue on the payroll deductions or other permitted contributions of a Participant in the Plan or on any other amount credited to a Participant’s Account.

12.     Stock.

12.1     The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 3,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. The shares of Common Stock sold hereunder shall be shares purchased for Participants in the open market (on an exchange or in negotiated transactions). If on a given Purchase Date the number of shares of Common Stock eligible to be purchased exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

12.2     The Participant shall have no interest or voting right in shares covered by his or her option until such shares of Common Stock have been purchased and are issued to the Participant.

12.3     Subject to Section 9, Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

13.     Administrative Body. The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising hereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable. The Committee may delegate to any committee, person (whether or not an employee of the Company or a Participating Subsidiary) or entity any of its responsibilities or duties hereunder.

14.     Payment Upon Participant’s Death. To the extent permitted by the Committee, a Participant may designate a beneficiary who is to receive any shares of Common Stock, payroll deductions or other permitted contributions, if any, in the Participant’s Account in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the shares of Common Stock, payroll deductions and other permitted contributions, if any, shall be distributed to the Participant’s estate.

15.     Transferability. Neither payroll deductions or other permitted contributions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void ab initio and without effect.

16.     Use of Funds. All payroll deductions and other permitted contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be obligated to segregate such payroll deductions or contributions.

17.     Account Information. Individual Accounts shall be maintained for each Participant in the Plan. The Company shall make available to each Participant information relating to the activity of such Participant’s Account, including the amounts of payroll deductions or other permitted contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any, with respect to such Account.

18.     Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

18.1     Changes in Capitalization. Subject to any required action by the shareholders of the Company, in connection with the occurrence of an Equity Restructuring, the Reserves, the number and type of securities subject to each outstanding option and the Purchase Price thereof shall be equitably adjusted. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options.

18.2     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

18.3     Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”) or to cancel each outstanding option and refund all sums collected from Participants during the Offering Period then in progress. If the Board or Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for such Participant’s option has been changed to the New Purchase Date and that such Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board or Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

19.     Amendment or Termination.

19.1     General. The Board or Committee may at any time and for any reason terminate, amend or suspend the Plan. Except as otherwise provided in the Plan, including Sections 18 and 19, no amendment or termination may make any change in any option theretofore granted which adversely affects the rights of any Participant.

19.2     Amendments Not Requiring Consent or Approval. Without shareholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

19.3     Amendments to Comply with Law. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 423 of the Code, or any successor rule or statute, or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, shall be obtained in such manner and to such a degree as is required by applicable law, rule or regulation.

20.     Notice of Disposition. Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Grant Date or within one (1) year from the Purchase Date on which such shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

21.     No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any Employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such Employee's employment.

22.     Equal Rights And Privileges. All Employees who participate in an Offering Period shall have the same rights and privileges with respect to the offering under such Offering Period except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a subplan adopted pursuant to Section 27 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Plan generally. The Board or the Committee may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

23.     Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24.     Conditions Upon Issuance of Shares of Common Stock.

24.1     Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.2     As a condition to the purchase of Common Stock, the Company may require the person purchasing such Common Stock to represent and warrant at the time of any such purchase that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.3     Participation in the Plan shall be subject to the Participant’s compliance with applicable securities laws and the Company’s insider trading policy. For purposes of the Company’s insider trading policy, a Participant may purchase shares of Common Stock during a period in which such Participant would otherwise be restricted from buying or selling shares of Common Stock (a “Blackout Period”) only if the Participant submitted his or her election to participate in the Plan when a Blackout Period was not in effect and such election was not modified during a Blackout Period.

25.     Term of Plan.

25.1     The Plan shall become effective as of August 7, 2014, subject to approval by the shareholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

25.2     Notwithstanding the above, the Plan is expressly made subject to the approval of the shareholders of the Company within 12 months after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If the Plan is not so approved by the shareholders within 12 months after the date the Plan is adopted, this Plan shall not come into effect.

26.     Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

27.     Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a), and may contain terms that do not satisfy the requirements of Section 423 of the Code.